POWER OF ATTORNEY

The undersigned officers and Trustees of Professionally Managed Portfolios (the “Trust”) hereby appoint Angela L. Pingel, Eric W. Falkies and Robert M. Slotky, and each of them, as attorneys-in-fact and agents, with the power, to execute, and to file any of the documents referred to below relating to the registration of the Trust’s securities under the Securities Act of 1933, as amended, including the Trust’s Registration Statement on Form N-1A, any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings. Each of the undersigned grants to the said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and Trustees hereby execute this Power of Attorney, which may be executed in multiple counterparts, all of which together shall constitute one original, as of this 19th day of June, 2006.

Name	Title
/s/Dorothy A. Berry Dorothy A. Berry	Chairperson and Trustee
/s/Steven J. Paggioli Steven J. Paggioli	Independent Trustee
/s/Wallace L. Cook Wallace L. Cook	Independent Trustee
/s/Carl A. Froebel Carl A. Froebel	Independent Trustee
/s/Rowley W. P. Redington Rowley W. P. Redington	Independent Trustee
/s/Eric W. Falkeis Eric W. Falkeis	Treasurer and Principal Financial and Accounting Officer
/s/Robert M. Slotky Robert M. Slotky	President